Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qorvo, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333‑195236, No. 333-212601 and No. 333-231161) on Form S-4 and (No. 333-201357 and No. 333-201358) on Form S-8 of Qorvo, Inc. of our report dated May 21, 2018, with respect to the consolidated balance sheet of Qorvo, Inc. as of March 31, 2018 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2018, and the related notes (collectively, the “consolidated financial statements”), which report appears in the March 30, 2019 annual report on Form 10‑K of Qorvo, Inc..
/s/ KPMG LLP
Greensboro, North Carolina
May 17, 2019